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                                                                      EXHIBIT 99


                  AMERICAN REAL ESTATE INVESTMENT CORPORATION
                           1670 BROADWAY, SUITE 3350
                            DENVER, COLORADO  80202
                                 (303) 869-4700
                              (303) 869-4602 (FAX)



PRESS RELEASE


AMERICAN REAL ESTATE INVESTMENT CORPORATION PROPOSES TRANSACTIONS TO TRANSFORM TO AN OFFICE AND INDUSTRIAL REIT


          Denver, Colorado - August 21, 1997. AMERICAN REAL ESTATE INVESTMENT CORPORATION (the "Company"), a real estate investment trust (AMEX: REA), announced today that it has entered into agreements whereby the Company will enter into a combination transaction with McBride Enterprises ("McBride") and Penn Square Properties, Inc. ("Penn Square"), and will receive a cash investment from Hudson Bay Partners, L.P. ("Hudson Bay") (collectively the "Investor Group") to transform the Company into an office and industrial REIT that will be focused on markets in the mid-Atlantic and Northeast states. McBride, a New Jersey-based real estate company, and Penn Square, a private real estate management and development company based in Philadelphia, PA, will contribute real estate assets, primarily comprised of office and industrial properties in New Jersey and Pennsylvania, and management operations, cash and other assets to the Company. Hudson Bay, a private real estate fund capitalized by Crescent Real Estate Equities (NYSE: CEI) will invest approximately $15 million, subject to certain adjustments, in the Company. In exchange, the Investor Group will receive shares of common stock of the Company ("Common Stock") or partnership units in the operating partnership of the Company ("OP Units"), each valued at $11.00 per share (the "Merger Price").

          Upon consummation of the proposed transaction, the Company's pro forma total market capitalization, based on the Merger Price, will be approximately $146 million with a 37% debt to total market capitalization ratio. In the aggregate, upon issuance, the shares of Common Stock and OP Units issued to the Investor Group (assuming the OP Units are redeemed for shares of Common Stock pursuant to the partnership agreement of the Operating Partnership) are expected to constitute 77% of the shares of the Common Stock then outstanding. The Company believes the transaction will enable the Company to capitalize on the experience and expertise of the Investor Group by acquiring, developing and redeveloping institutional quality office and industrial properties in strategic locations. The Company intends to re-deploy the capital in its existing asset base of multifamily properties.

          McBride is a real estate development, management and construction company based in Franklin Lakes, New Jersey, that has developed office and industrial property in New Jersey for over 40 years. The McBride portfolio to be contributed to the Company includes 15 properties,
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including 9 office buildings, 4 office/industrial buildings, one neighborhood shopping center and one medical building. David McBride, the Chief Executive Officer of McBride, will become the Chairman of the Board of the Company.

          Penn Square Properties, Inc. is a full service real estate development, management, construction and brokerage company founded in Philadelphia in 1982. Penn Square owns, manages and leases office and industrial space in Pennsylvania and New Jersey. The Company will assume from Penn Square contracts to purchase up to six additional industrial properties located throughout eastern Pennsylvania. Jeffrey Kelter, the founder of Penn Square, will be the President of the Company.

          Hudson Bay Partners, L.P. is a discretionary investment fund formed by David Lesser to make strategic investments in real estate and real estate related securities. Prior to forming Hudson Bay Partners, Mr. Lesser was a Senior Vice President of Crescent Real Estate Equities, Ltd. Crescent is the beneficial owner of a significant economic interest in Hudson Bay Partners through the ownership of debt and non-voting common stock in the fund's limited partner. Prior to joining Crescent, Mr. Lesser was a Director in the Real Estate Investment Banking Department of Merrill Lynch & Co.

          Upon consummation of the transaction, the board of the Company will be reconfigured to consist of seven directors: Robert Branson, Jeffrey Kelter, David Lesser, David McBride, Timothy McBride, Jim Mulvihill and Evan Zucker.

          Donaldson, Lufkin and Jenrette Securities Corporation acted as advisor to American Real Estate Investment Corporation and provided a fairness opinion in connection with the transaction. The closing of the transactions is subject to the fulfillment of various closing conditions, including approval by the stockholders of the Company.

          Evan Zucker, current President of the Company, commented: "We are excited about the opportunity to join forces with this Investor Group and believe the transaction accomplishes the Company's business objectives of re-deploying its capital and seeking additional growth opportunities. The infusion of cash, a quality portfolio of industrial and office assets in favorable secondary mid-Atlantic and Northeast markets and an experienced in-house development and management team led by Jeff Kelter and David McBride, when combined with the significant opportunities which exist in our target markets and the experience and reputation of the new investors, provides a very favorable platform for future growth and the creation of shareholder value." David Lesser added: "The Investor Group will provide additional capital markets expertise and access to capital, which should accelerate the growth of American."

          American Real Estate Investment Corporation, a real estate investment trust, is currently engaged in the ownership and operation of multifamily residential properties located in certain markets within the Southwestern United States, including the Denver, Phoenix and San Diego metropolitan areas. The Company presently owns either a full or partial interest in multifamily residential properties which comprise an aggregate of 1,542 units.